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                                                                   Exhibit 99.1

RESTORATION HARDWARE TO FILE FOR EXTENSION FOR FORM 10-Q

CORTE MADERA, Calif. (December 18, 2002) -- Restoration Hardware, Inc. (Nasdaq: RSTO) today announced that it will file with the U.S. Securities and Exchange Commission for an automatic 5-day extension of the deadline for submitting its third quarter 2002 Quarterly Report on Form 10-Q.

In the course of the Company's continuing efforts to upgrade accounting systems and personnel, the Company has identified accounting errors concerning its accounts payable and inventory balances as of the end of its last fiscal year. Due to such errors, the Company believes that its accounts payable liabilities for the fiscal year ended February 2, 2002, originally reported as $34.9 million, have been overstated by up to three percent (3%). As a result of the identified accounting errors described above, merchandise inventories for the fiscal year ended February 2, 2002, originally reported as $62.1 million, are believed to have been understated by up to one percent (1%). The Company has put in place controls and procedures to prevent similar accounting errors from occurring going forward, including the hiring of a new Corporate Controller, performing a risk assessment to establish an internal audit function, and establishing a disclosure controls committee.

Correcting the identified accounting errors described above would reduce the net loss available to common stockholders for the fiscal year ended February 2, 2002 from the originally reported amount of $36.7 million, or $1.57 per share, by approximately $0.5 million to $1.2 million, or approximately $0.02 to $0.05 per share.

On November 20, 2002, the Company announced its financial results for its third fiscal quarter ended November 2, 2002. In that release, the Company announced a loss available to common stockholders of approximately $2.4 million, or $0.08 per share, for the thirteen weeks ended November 2, 2002 as compared to a loss available for common stockholders of $8.7 million, or $0.36 per share, for the same period a year ago. Correcting the identified accounting errors described above would reduce the net loss available to common stockholders for the 13 weeks ended November 2, 2002 by approximately $0.0 million to $0.3 million (approximately $0.00 to $0.01 per share); and would reduce the net loss for same period a year ago by approximately $0.0 million to $0.2 million (approximately $0.00 to $0.01 per share).

In addition, in its November 20, 2002 release, the Company announced accounts payable and accrued expenses of approximately $56.6 million as of November 2, 2002 as compared to $54.7 million as of November 3, 2001. However, the Company now believes that, due to the identified accounting errors described above, the accounts payable and accrued expenses as of November 2, 2002 were overstated by up to two percent (2%) and that the accounts payable and accrued expenses as of November 3, 2001 were overstated by up to one percent (1%). In addition, the Company previously announced merchandise inventories of approximately $127.5 million as of November 2, 2002 as compared to $105.9 million as of November 3, 2001. The Company now believes that, due to the identified accounting errors described above, merchandise

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inventories as of November 2, 2002 were understated by up to one percent (1%), while the merchandise inventories as of November 3, 2001 remain unchanged.

The correction of the identified accounting errors described above has no impact on the Company's current or past cash balances or liquidity.

The Company is now in the process of confirming the amounts of such identified accounting errors described above and applying appropriate accounting treatment to such amounts; and confirming the results of this work with its independent auditors. Following this process, the Company intends to restate its financial results for the last fiscal year, ended February 2, 2002, and the first two quarters of the current fiscal year.

As the Company is still in the process of confirming the affected amounts and applying appropriate accounting treatment to them, the Company is unable to file its Form 10-Q within the prescribed time period. The Company currently plans to file its Form 10-Q on or before the 5th calendar day following the prescribed due date of the Form 10-Q.

About Restoration Hardware, Inc.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800 762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning, or relating to implications of, the Company's financial results for the third quarter ended November 2, 2002 and the periods preceding such quarter, the nature, timing and amounts of the Company's restatements and the Company's financial results for the third quarter ended November 2, 2002, and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the results of the Company's current financial review, the completion and audit of the financial statements, including such financial statements as restated, customer reactions to the Company's current programs and strategies, timely introduction and customer acceptance of the Company's merchandise, further customer acceptance of the Company's private label credit card, timely and effective sourcing of the Company's merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company's credit facility, changes in economic or business conditions in general, changes in product supply, changes in the

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competitive environment in which the Company operates, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company's Form 10-Q for the second quarter of fiscal 2002 in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Liquidity and Capital Resources" and "Factors that May Affect our Future Operating Results." The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.
Kevin W. Shahan
Vice President and Chief Financial Officer
(415) 924-1005
(415) 945-4679 Fax




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